Exhibit 99.1

Energy Transfer Partners and Regency Energy Partners

Announce Successful Completion of Merger

Merger Creates Second-Largest MLP with a Unique Diversified Platform

DALLAS, April 30, 2015 - Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP”) and Regency Energy Partners LP (NYSE: RGP) (“Regency”) today announced the completion of their previously announced merger of an indirect subsidiary of ETP, with and into Regency, with Regency surviving the merger as a wholly owned subsidiary of ETP.

Effective with the opening of the market today, Regency ceased to be a publicly traded partnership, and its common units discontinued trading on the NYSE.

As part of the merger consideration, each Regency common unit and Class F unit will be converted into the right to receive 0.4124 ETP common units. Based on the RGP units outstanding, ETP issued approximately 172.154 million ETP common units to RGP unitholders, including approximately 15.526 million units issued to ETP subsidiaries. The approximately 1.913 million outstanding Regency Series A preferred units were converted into corresponding new ETP Series A preferred units.

In connection with the transaction, Energy Transfer Equity, L.P. (NYSE: ETE), which owns the general partner and 100% of the incentive distribution rights (IDRs) of ETP, will reduce the incentive distributions it receives from ETP by a total of $320 million over a five-year period. The IDR subsidy will be $80 million in the first year post-closing and $60 million per year for the following four years.

Further details of the merger will be discussed on ETP’s earnings call scheduled for May 7, 2015, at 8:00 a.m. Central Time. The conference call will be broadcast live via an internet web cast, which can be accessed through www.energytransfer.com. The call will also be available for replay on Energy Transfer’s website for a limited time.

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP’s subsidiaries include Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and Lone Star NGL LLC, which owns and operates natural gas liquids storage, fractionation and transportation assets. In total, ETP currently owns and operates more than 62,000 miles of natural gas and natural gas liquids pipelines. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP owns 100% of Sunoco, Inc. and 100% of Susser Holdings Corporation. Additionally, ETP owns the general partner, 100% of the incentive distribution rights and approximately 43% of the limited partner interests in Sunoco LP (formerly Susser Petroleum Partners LP) (NYSE: SUN), a wholesale fuel distributor and convenience store operator. ETP’s general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.

Energy Transfer Equity, L.P. (NYSE: ETE) is a master limited partnership which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP), approximately 23.5 million ETP common units, and approximately 82.6 million ETP Class H Units, which track 90% of the underlying economics of the general partner interest and IDRs of Sunoco Logistics Partners L.P. (NYSE: SXL). On a consolidated basis, ETE’s family of companies owns and operates approximately 71,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. For more information, visit the Energy Transfer Equity, L.P. website at www.energytransfer.com.

Forward Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including risks related to the merger, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on ETP’s website at www.energytransfer.com.

Contact:

InvestorRelations:

Brent Ratliff, 214-981-0700	Lyndsay Hannah, 214-840-5477
Vice President, Investor Relations	Director, Finance & Investor Relations

Media Relations:

Granado Communications Group

Vicki Granado, 214-599-8785

Cell: 214-498-9272

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